Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Liberty Interactive Corporation pertaining to the Liberty Interactive Corporation 2010 Incentive Plan (as amended and restated effective November 7, 2011) of our report dated February 10, 2011 with respect to the consolidated financial statements of Expedia, Inc. included in Liberty Interactive Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

November 7, 2011